AMENDMENT NO. ONE
TO THE
MOLINA HEALTHCARE, INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN (2018)
Section 7 of the Molina Healthcare, Inc. Amended and Restated Deferred Compensation Plan (2018) effective for amounts earned and deferred on or after January 1, 2018 (the “Plan”) allows Molina Healthcare, Inc. (the “Company”) to amend the terms of the Plan, at any time by resolution of the Plan Committee. Accordingly, the Plan Committee amends the Plan as follows, effective, unless otherwise specified herein, for Written Elections for amounts earned and deferred on or after January 1, 2020.

1.	A new Section 1.8 is added to read as follows:
“Eligible Employee means a Key Employee who has been designated by the Plan Committee or its designee as eligible to participate in the Plan.”

2.	Existing Sections 1.8 through 1.15 are renumbered as Sections 1.9 through 1.16 and references to such sections in the remainder of the Plan are updated accordingly.

3.	Section 1.9, as renumbered, is amended to read as follows:

“Key Employee means an employee of the Company or a Subsidiary, who is (A) a member of a select group of management or highly compensated employees within the meaning of §2520.104-23 of the Department of Labor Regulations, and (B) projected to receive Plan Year Compensation (base pay plus bonus), plus amounts deferred to any 401(k) plan, deferred compensation plan, or cafeteria plan maintained by the Company, of $200,000 or more.”

4.	Section 1.10, as renumbered, is amended to read as follows:

“Participant means (A) an Eligible Employee who timely files a Written Election pursuant to Section 2.3, below, and (B) a former employee who, at the time of his Separation from Service, death, or Disability, retains, or whose beneficiary retains, benefits earned under the Plan in accordance with its terms. A Participant is considered an Active Participant in the Plan (even if the Participant no longer satisfies the requirements of Section 1.9(B) but subject to the right of the Plan Committee or its designee to no longer designate such employee as an Eligible Employee) until the Participant separates from service under the terms of this Plan.”

5.	Section 1.14, as renumbered, is amended to read as follows:

“Plan Year Compensation means base salary, annual bonus, commissions, PTO cashout and other cash compensation earned during the Plan Year (or portion thereof in which the Eligible Employee is a Participant in this Plan) other than reimbursements and expense allowances, cash stipends, sign-on bonus, relocation bonus and retention bonus. Plan Year Compensation excludes all equity-based compensation.”

6.	Section 1.16, as renumbered, is deleted.

7.	Section 1.19 is amended to read as follows:

“Trustee means the institutional trustee under the terms of the Trust Agreement established in connection with this Plan.”

8.	Section 2.1 is amended to read as follows:

“Eligibility. Employees who are newly designated as Eligible Employees will be provided written notice of eligibility and enrollment materials for entry into the Plan. A Participant will remain eligible to participate in the Plan for each subsequent Plan Year unless notified otherwise by the Plan Committee.”

9.	Section 2.2 is amended to read as follows:

“Entry Date. An Eligible Employee becomes a Participant on the first day of the calendar quarter immediately following receipt of notice of eligibility; provided, that, the Eligible Employee timely submits a Written Election in accordance with Section 2.3. An Eligible Employee who fails to meet the requirements of Section 2.3 shall become a Participant on the first day of the next Plan Year following timely submission of a Written Election as specified in Section 2.3.”

10.	The first paragraph of Section 2.3 is amended to read as follows:

“Written Election by Participant. A newly Eligible Employee may defer Plan Year Compensation to be earned in the same Plan Year of his or her initial eligibility by submitting a Written Election in accordance with the procedures approved by the Plan Committee not later than 30 days after he or she first receives enrollment materials under Section 2.1. Such election becomes irrevocable on the 30th day after he or she first receives enrollment materials and is effective for the first payroll period beginning in the next calendar quarter. To the extent the election applies to an item of Plan Year Compensation earned over more than one payroll period that commenced prior to the beginning of such calendar quarter, the maximum deferrable amount of such Plan Year Compensation is a fraction of such compensation with the numerator equal to the number of days from the beginning of the calendar quarter in which the Written Election is effective and the denominator is the total number of days in the service period. In no event will the amount of an item of deferrable Plan Year Compensation exceed the limits set forth in Section 3.1.

All Participants may submit Written Elections applicable to Plan Year Compensation earned in the next following Plan Year by submitting Written Elections no later than the last day of the current Plan Year. A Written Election applicable to Plan Year Compensation earned over more than one Plan Year shall be made before the Plan Year in which the service period applicable to such Plan Year Compensation begins and shall remain in effect for all Plan Years in which the related services are performed. Elections for the next Plan Year become irrevocable on the last day of the current Plan Year.

In order to be valid for purposes of Code Section 409A, all Written Elections must contain the items set forth in Section 2.3(a), except subparagraph (iii); provided, however, a Participant’s initial election in Section 2.3(a) subparagraphs (iv) and (v) shall remain in effect for all subsequent Plan Years unless changed in accordance with Section 2.3(e). Valid elections (those meeting the requirements of this Section 2.3) are referred to herein as ‘Written Elections’.”

11.	Section 2.3(a) is amended to read as follows:

“a.	Such Written Election shall be made on the form presented to the Participant by the Plan Committee or its designee and shall set forth:

i.	his election to participate in this Plan under the terms hereof;

ii.	the amount of Plan Year Compensation the Participant has determined to defer under the Plan for the Plan Year, pursuant to Section 3.1 below;

iii.
the investment vehicles into which the Participant desires to have his Account attributable to deferral of Plan Year Compensation invested, as provided in Section 3.5 below, and the percentage of such Account allocated to each elected investment vehicle;

iv.
the date on which distribution of his benefit is to be made or commence, which is the earlier of: (a) the date specified for an In-Service Withdrawal; or (b) the date he separates from service with the Company or a Subsidiary for any reason; and

v.	the form in which his benefit is to be distributed upon an In-Service Withdrawal, Separation from Service, Disability or death.”

12.	Section 2.3(b) is amended to read as follows:

“Beginning with the 2020 enrollment for the 2021 Plan Year, Written Elections will continue in effect for subsequent Plan Years, unless revoked or modified in writing by the Participant or the Plan Committee prior to the last day of the current Plan Year.
A Written Election is deemed to be revoked for a subsequent Plan Year if the Participant is notified in writing prior to the last day of the current Plan Year that he or she is no longer an Eligible Employee. Written Elections shall be irrevocable on and after the first day of the Plan Year for which the election was made, unless the Written Election is cancelled during the current Plan Year due to an Unforeseeable Financial Emergency in accordance with Section 5.5.”

13.	Section 2.4 is amended to read as follows:
“Duration of Participation. Any Eligible Employee who has become a Participant at any time shall remain a Participant, even though he is no longer an Active Participant, until his entire benefit under the terms of the Plan has been paid to him (or to his Beneficiary in the event of his death), at which time he ceases to be a Participant.”

14.	The first sentence of Section 3.1 is amended to read as follows:
“A Participant may elect to defer (i) up to 75% of Plan Year Compensation consisting of base pay and PTO cashout (referred to herein as “base pay”) and (ii) up to 90% of all other Plan Year Compensation (referred to herein as “bonus pay”).”

15.	Section 3.3 is amended to read as follows:

“Allocation of Participant Contributions. All amounts which a Participant elects to defer under the terms of this Plan shall be allocated to his Account as of the payroll date on which such amounts otherwise would have been paid. Each such Participant Deferral Account shall be credited with earnings as provided in Section 3.5 below.”

16.	Section 6.2(a) is amended to read as follows:

“Separation from Service Benefit, Disability Benefit, and Death Benefit payments shall commence no later than sixty-five (65) days following the date on which the Participant retires, terminates service, becomes disabled, or dies; provided, however, any election made by a Participant prior to January 1, 2020 to have his Separation from Service Benefit distributions commence on a specified date subsequent to his termination of employment shall commence on such date;”

17.	Section 6.4 is amended to read as follows:

“Limited Cashout. Notwithstanding any Written Election made by the Participant, if, upon the Participant’s Separation from Service, such Participant’s accrued benefit under the Plan (and any other deferred compensation plan required to be aggregated with this Plan) does not exceed the then-current limit under Section 402(g)(1)(B) of the Code, the Company shall distribute such Participant’s accrued benefit under the Plan in a single lump sum payment to the Participant (or the Beneficiary, if the Participant is deceased) within sixty-five (65) days following the Participant’s Separation from Service, provided that such distribution results in a termination and complete liquidation of such Participant’s interest under the Plan (and any other deferred compensation plan required to be aggregated by this Plan).”

Except as amended hereby, the terms of the Plan shall remain in full force and effect.

MOLINA HEALTHCARE, INC.

By: /s/ Joseph M. Zubretsky

Name: Joseph M. Zubretsky

Title: President and Chief Executive Officer

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